Exhibit 99.1

Multi-Color Corporation Announces

Results for Fiscal 2011

CINCINNATI, OHIO, May 11, 2011 – Multi-Color Corporation (NASDAQ: LABL) today announced fiscal 2011 increases in sales revenue and diluted earnings per share.

“Fiscal 2011 has seen higher expectations met in terms of setting a new benchmark for higher earnings to sales ratio. Operating income increased 41%, net income increased 29% and diluted earnings per share increased 21% compared to the prior year. Adjusted operating profit as a percent of sales reached 12% for the first time driving these increases,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Fiscal 2011 highlights included:

•

Diluted EPS increased 21% to $1.40 per diluted share from $1.16. Excluding the impacts of the special charges noted below, adjusted diluted EPS increased 56% to $1.76 per diluted share from $1.13. Net income for the full year increased 29% to $18.4 million from $14.3 million. Adjusted net income increased 66% to $23.1 million compared to $14 million in the prior year.

•

Net revenues increased 22% to $338.3 million from $276.8 million in the prior year. The CentroStampa and Monroe Etiquette acquisitions contributed $44.3 million or 16% of the revenue increase. The remaining increase was due to a 4% increase in sales volume and a 3% favorable foreign exchange impact, partially offset by a 1% unfavorable pricing impact.

•

Gross profit increased $19.4 million or 40% compared to the prior year. Adjusted for special charges, gross profit increased $19.8 million or 41%. The acquisitions of CentroStampa and Monroe Etiquette contributed 21% to the adjusted gross profit increase. The remaining increase was due to higher sales volumes, foreign exchange and improved operating efficiencies. Gross margins increased to 20% from 18% of sales revenues compared to the prior year.

•

Selling, general and administrative (SG&A) expenses, adjusted to exclude the impact of acquisitions and special charges, decreased by 2% compared to the prior year due primarily to reductions in headcount and other cost decreases partially offset by the impact of foreign exchange. Adjusted for special items, SG&A expenses, as a percent of sales, decreased from 9.2% to 8.5% compared to the prior year. SG&A expenses, as reported, increased 20% and SG&A, adjusted for special charges, increased by 13% compared to the prior year. Special charges included in SG&A expenses for fiscal 2011 consisted of $1.7 million in severance and accelerated stock compensation charges, $1.3 million in acquisition and start-up related expenses, $1.1 million in legal fees and $0.2 million in other charges. The increase in SG&A related to the two acquisitions was $3.9 million and represents 15% of the adjusted SG&A increase.

•

As previously disclosed, in the fourth quarter of fiscal 2011, the Company recorded a charge of $2.8 million ($1.8 million after tax) related to the settlement of a legal dispute with the John Henry Company.

•

As previously reported, in the fourth quarter of fiscal 2010, the Company sold certain assets associated with the manufacturing of gravure cylinders for $4.3 million in cash and recorded an after-tax gain of $2.1 million in its fourth quarter fiscal 2010 financial results. Also, in fiscal 2010, the Company recorded facility closure expenses of $1.2 million in connection with the relocation of its corporate headquarters and during the third quarter of fiscal 2011, recorded a pre-tax reduction to the initial charge of $258,000 to incorporate the impact of the additional sublease income on the sublease of the remaining unoccupied space.

•

Operating income increased $9.3 million or 41% compared to the prior year. Adjusted for special charges, operating income increased 71% to $39.5 million from $23.1 million. The CentroStampa and Monroe Etiquette acquisitions contributed 28% to the adjusted operating income increase. The remaining increase in operating income is due primarily to higher sales volumes, improved operating efficiencies, other cost decreases and the impact of foreign exchange.

•

Interest expense increased to $7 million compared to $4.8 million in the prior year due primarily to the increase in debt borrowings to finance the acquisitions of CentroStampa and Monroe Etiquette. Also contributing to the increase was the impact of higher interest rates and higher interest expense related to the present value adjustments of various lease and other liabilities.

•

The Company’s effective tax rate was 28% in fiscal 2011 compared to 23% in the prior year due primarily to an increase in income in higher tax jurisdictions, partially offset by the release of reserves for uncertain tax positions whose statute of limitations expired during fiscal 2011 and the finalization of the new tax structure related to the European operations. The Company recognized a tax benefit related to a foreign exchange loss on intercompany loans and other items resulting in a $1 million benefit to income tax expense in the fourth quarter of fiscal 2010. The Company expects its annual effective tax rate to be approximately 27% in fiscal year 2012.

•

On July 1, 2010, the Company completed the acquisition of European wine, spirit & olive oil label specialist, Guidotti CentroStampa S.p.A., based in Tuscany, Italy, for Euro 50.5 million. On October 1, 2010, the Company acquired all of the shares of Monroe Etiquette in France for Euro 8 million, less net debt assumed.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for fiscal 2011 and 2010. For a reconciliation of adjustments made to Gross Profit, SG&A expenses and Operating Income between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Year Ended 2011 (in thousands)	EPS	Year Ended 2010 (in thousands)	EPS
Net Income and Diluted EPS, as reported	$18,411	$1.40	$14,268	$1.16
Legal Settlement and Related Legal Fees, Net of Tax	2,418	0.18	—	—
Severance and Accelerated Stock Compensation Expense, Net of Tax	1,138	0.09	648	0.05
Acquisition and Start-up Expenses, Net of Tax	926	0.07	127	0.01
Gain on Sale of Certain Cylinder Assets, Net of Tax	—	—	(2,141)	(0.17)
Net Facility Closure Expense, Net of Tax	(192)	(0.01)	1,149	0.09
Other Special Items, Net of Tax	435	0.03	(83)	(0.01)

Adjusted Net Income and Diluted EPS (Non-GAAP)	$23,136	$1.76	$13,968	$1.13

Nigel Vinecombe said, “New horizons were reached during the year with our European acquisitions and new operation in China. These are providing higher growth and margin opportunities.”

Fourth Quarter highlights included:

•

Net revenues increased 30% to $90.1 million from $69.2 million in the prior year quarter. The CentroStampa and Monroe Etiquette acquisitions contributed 24% of the revenue increase. The remaining increase was due to a 3% increase in sales volume and a 3% favorable foreign exchange impact.

•

Gross profit increased $6.9 million or 61% compared to the prior year quarter. The acquisitions of CentroStampa and Monroe Etiquette contributed 31% to the gross profit increase. The remaining increase was due to higher sales volumes, foreign exchange and improved operating efficiencies. Gross margins increased to 20% from 17% of sales revenues compared to the prior year quarter.

•

Selling, general and administrative (SG&A) expenses, adjusted to exclude the impact of acquisitions and special charges, decreased by 6% compared to the prior year quarter due primarily to reductions in headcount and other cost decreases partially offset by the impact of foreign exchange. Adjusted for special items, SG&A expenses, as a percent of sales, decreased from 9.8% to 8.7% compared to the prior year. SG&A expenses, as reported, increased by 1% and adjusted for special charges, increased by 16% compared to the prior year. Special charges included in SG&A expenses for the fourth quarter of fiscal 2011 consisted of $0.6 million in legal fees and $0.3 million in other charges. The increase in SG&A related to the two acquisitions was $1.5 million and represents 22% of the adjusted SG&A increase.

•

Operating income increased by 10% compared to the prior year quarter. Adjusted for special charges, operating income increased to $10.6 million from $4.7 million in the prior year quarter. The CentroStampa and Monroe Etiquette acquisitions contributed 46% to the adjusted operating income increase. The remaining increase in operating income is due primarily to the increase in sales volume, foreign exchange, improved operating efficiencies and other cost decreases.

•

Interest expense increased to $1.8 million compared to $1.1 million in the prior year due primarily to the increase in debt borrowings to finance the acquisitions of CentroStampa and Monroe Etiquette and the impact of foreign exchange.

•

The Company’s effective tax rate was 20% for the fourth quarter of fiscal 2011 compared to 11% in the same period of the prior year. The Company’s income tax expense in the fourth quarter of fiscal 2011 was impacted by an increase in income in higher tax jurisdictions, partially offset by the release of reserves for uncertain tax positions whose statute of limitations expired during fiscal 2011 and the finalization of the new tax structure related to the European operations. The Company’s income tax expense for the fourth quarter of fiscal 2010 includes a recognized tax benefit related to the foreign exchange loss on intercompany loans and other items, resulting in a $1.0 million benefit to income tax expense. The Company expects its annual effective tax rate to be approximately 27% in fiscal year 2012.

•

Diluted EPS decreased 18% to $0.31 cents per diluted share from $0.38 cents. Excluding the impacts of the special charges noted below, adjusted diluted EPS doubled to $0.48 cents per diluted share from $0.24 cents. Net income decreased from $4.7 million to $4.1 million in the current year quarter. Adjusted net income increased to $6.4 million compared to $3 million in the prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended March 31, 2011 and 2010. For a reconciliation of adjustments made to Gross Profit, SG&A expenses and Operating Income between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Three Months Ended
	3/31/11 (in thousands)	EPS	3/31/10 (in thousands)	EPS
Net Income and Diluted EPS, as reported	$4,128	$0.31	$4,652	$0.38
Legal Settlement and Related Legal Fees, Net of Tax	2,114	0.16	—	—
Severance and Accelerated Stock Compensation Expense, Net of Tax	—	—	552	0.04
Acquisition and Start-Up Expenses, Net of Tax	38	—	20	—
Gain on Sale of Certain Cylinder Assets, Net of Tax	—	—	(2,141)	(0.17)
Other Special Items, Net of Tax	146	0.01	(79)	(0.01)

Adjusted Net Income and Diluted EPS (Non-GAAP)	$6,426	$0.48	$3,004	$0.24

“We continue to see earnings per share growth opportunities from both our existing operations and acquisitions in what remains a highly fragmented global label market,” Vinecombe said.

Fourth Quarter and Fiscal Year 2011 Earnings Conference Call and Webcast

The Company will hold a conference call on May 11, 2011 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-680-0865 (code 34468154) or for international access, please call 1-617-213-4853 (code 34468154) by 10:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on May 11, 2011 until midnight (ET) on May 18, 2011, by calling 1-888-286-8010 (code 77640571) if domestic or for international access, please call 1-617-801-6888 (code 77640571). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P6DEKVCUQ (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 1,500 associates across 17 operations globally and is a public company trading on the NASDAQ Global Select Market Exchange (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

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Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Twelve Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Revenues	$90,135	$69,219	$338,284	$276,821
Cost of Goods Sold	71,729	57,753	270,306	228,220

Gross Profit	18,406	11,466	67,978	48,601
Gross Margin	20%	17%	20%	18%
Selling, General & Administrative	8,700	8,625	33,176	27,662
Loss on Legal Settlement	2,800	—	2,800	—
Gain on Sale of Certain Cylinder Assets	—	(3,451)	—	(3,451)
Facility Closure Expense/(Income), net	—	4	(258)	1,479

Operating Income	6,906	6,288	32,260	22,911

Other (Income) Expense	12	(39)	(210)	(326)
Interest Expense	1,750	1,115	7,021	4,753

Income before Taxes	5,144	5,212	25,449	18,484
Provision for Taxes	1,016	560	7,038	4,216

Net Income	$4,128	$4,652	$18,411	$14,268

Basic Earnings Per Share	$0.31	$0.38	$1.42	$1.17
Diluted Earnings Per Share	$0.31	$0.38	$1.40	$1.16

Basic Shares Outstanding	13,290	12,220	13,005	12,209
Diluted Shares Outstanding	13,456	12,347	13,139	12,332

	Selected Balance Sheet Information
	(in 000’s) Unaudited
	March 31, 2011	March 31, 2010
Current Assets	$102,628	$63,881
Total Assets	$411,829	$285,342
Current Liabilities	$72,271	$43,947
Total Liabilities	$220,003	$138,714
Stockholders’ Equity	$191,826	$146,628
Total Debt	$127,331	$85,643

Certain prior year amounts have been reclassified to conform to current year reporting.

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and meaningful year-over-year comparisons of the Company’s financial results, as well as the measures that management uses to assess the Company’s performance against internal targets and forecasts, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The following tables show adjustments made to Gross Profit, Operating Income and SG&A expenses between reported GAAP and Non-GAAP results for the three months and fiscal years ended March 31, 2011 and 2010:

	Three Months Ended		Year Ended
	3/31/11 (in thousands)	3/31/10 (in thousands)	2011 (in thousands)	2010 (in thousands)
Gross Profit, as reported	$18,406	$11,466	$67,978	$48,601
Inventory Purchase Accounting Charge	—	—	424	—

Adjusted Gross Profit (Non-GAAP)	$18,406	$11,466	$68,402	$48,601

Adjusted Gross Profit (Non-GAAP) as a % of Revenues	20.4%	16.6%	20.2%	17.6%

	Three Months Ended		Year Ended
	3/31/11 (in thousands)	3/31/10 (in thousands)	2011 (in thousands)	2010 (in thousands)
Operating Income, as reported	$6,906	$6,288	$32,260	$22,911
Legal Settlement and Related Legal Fees	3,382	—	3,869	—
Severance and Accelerated Stock Compensation Expense	—	899	1,658	1,034
Acquisition and Start-Up Expense	62	28	1,334	179
Inventory Purchase Accounting Charge	—	—	424	—
Gain on Sale of Certain Cylinder Assets	—	(3,451)	—	(3,451)
Facility Closure Expense, net	—	4	(258)	1,479
Other Special Charges	239	940	239	940

Adjusted Operating Income (Non-GAAP)	$10,589	$4,708	$39,526	$23,092

Adjusted Operating Income (Non-GAAP) as a % of Revenues	11.7%	6.8%	11.7%	8.3%

	Three Months Ended		Year Ended
	3/31/11 (in thousands)	3/31/10 (in thousands)	2011 (in thousands)	2010 (in thousands)
SG&A Expenses, as reported	$8,700	$8,625	$33,176	$27,662
Legal Fees	582	—	1,069	—
Severance and Accelerated Stock Compensation Expense	—	899	1,658	1,034
Acquisition and Start-Up Expense	62	28	1,334	179
Other Special Charges	239	940	239	940

Adjusted SG&A Expenses (Non-GAAP)	$7,817	$6,758	$28,876	$25,509

Adjusted SG&A Expenses (Non-GAAP) as a % of Revenues	8.7%	9.8%	8.5%	9.2%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311